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                                                                      EXHIBIT 11

                          APPALACHIAN BANCSHARES, INC.

                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE



The following tabulation presents the calculation of basic and diluted earnings per common share for the three-month and nine month period ended March 31, 2000 and 1999.

                                                          Three Months Ended
                                                              March 31
                                                     ----------------------------
                                                        2000              1999
                                                     ----------        ----------

BASIC EARNINGS PER SHARE:
   Net Income                                        $  310,785        $  274,037

   Earnings on common shares                            310,785           274,037
       Taxable securities

   Weighted average common shares                     2,691,910         2,646,376
       outstanding - basic
   Basic earnings per common shares                  $      .12        $      .10
                                                     ==========        ==========

DILUTED EARNINGS PER SHARE:
   Net Income                                        $  310,785        $  274,037

    Weighted average common shares                    2,865,423         2,744,289
       outstanding - diluted
   Diluted earnings per common shares                $      .11        $      .10
                                                     ==========        ==========